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                                                                    EXHIBIT 12.1

 DEFICIENCY OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                       Three Months
                                      Ended March 31,                              Year Ended December 31,
                                      ---------------   ----------------------------------------------------------------------------
                                          2004            2003              2002           2001           2000           1999
                                      ---------------   --------          -------        --------       --------       --------
                                                                                                 (in thousands)

Pre-tax loss before minority
interests in consolidated
subsidiaries and loss from equity
investees...........................   $ (9,621)        $(61,277)         $(115,524)    $(70,392)       $(1,844,284)      $(116,941)
                                       ========         ========          ==========    ========        ===========       =========

Fixed Charges:
Interest expense, including
amortization of debt issuance
costs...............................      1,580            3,336              2,748       14,714             15,948             752

Assumed interest element in rent. ..        440            1,741              1,584        1,782              1,914             433
                                       --------         --------          -----------   --------        ------------    -----------
     Total fixed charges............      2,020            5,077              4,334       16,496             17,862           1,185
                                       --------         --------          -----------   --------        ------------    -----------

Preferred stock dividends and
accretion...........................      3,147           12,446             13,904          356
                                       --------         --------          -----------   --------

Pre-tax loss before minority
interests in consolidated
subsidiaries, loss from equity
investees, fixed charges and
preferred stock dividends...........   $ 4,454          $(43,754)         $ (97,288)    $(53,540)        $(1,826,422)     $(115,756)
                                       =======          ========          =========     ========         ===========      =========

Deficiency of earnings to cover
combined fixed charges
and preferred stock dividends.......   $12,768          $ 73,723          $ 129,428      $ 70,748         $ 1,844,284     $ 116,941
                                       =======          ========          =========     ========         ===========      =========
